REORGANIZATION AGREEMENT

                          DATED FEBRUARY 24, 1997

                                  BETWEEN

                          GRUNTAL FINANCIAL CORP.

                                    AND

                             THE 1880 GROUP LLC




                             TABLE OF CONTENTS

                                                                     Page

ARTICLE I         DEFINITIONS..........................................1

ARTICLE II              THE TRANSACTIONS...............................5
      Section 2.1       GFC Actions....................................5
      Section 2.2       Holdings.......................................5

ARTICLE III             THE CLOSING....................................6
      Section 3.1       Transactions to Occur at the Closing...........6
      Section 3.2       Closing........................................7

ARTICLE IV        REPRESENTATIONS AND WARRANTIES.......................7
      Section 4.1       Mutual.........................................7
      Section 4.2       Management.....................................9
      Section 4.3       GFC............................................9

ARTICLE V         COVENANTS............................................9
      Section 5.1       Alternative Proposal...........................9
      Section 5.2       Reasonable Efforts............................10
      Section 5.3       Consents......................................10
      Section 5.4       Public Announcements..........................11
      Section 5.5       Tangible Book Value...........................11
      Section 5.6       Miscellaneous.................................12

ARTICLE VI        CONDITIONS TO CLOSING...............................13
      Section 6.1       Conditions to Each Party's Obligation
                        to Effect the Transactions....................13
      Section 6.2       Conditions to the Obligation of GFC...........14
      Section 6.3       Conditions to the Obligations of
                        Management....................................15

ARTICLE VII       TERMINATION; AMENDMENT; WAIVER......................16
      Section 7.1       Termination...................................16
      Section 7.2       Effect of Termination.........................17
      Section 7.3       Amendments and Waivers........................17

ARTICLE VIII      MISCELLANEOUS.......................................18
      Section 8.1       Survival......................................18
      Section 8.2       Entire Agreement..............................18
      Section 8.3       Governing Law.................................18
      Section 8.4       Notices.......................................18
      Section 8.5       Successors and Assigns; No Third
                        Party Beneficiaries...........................19
      Section 8.6       Counterparts..................................20
      Section 8.7       Interpretation................................20
      Section 8.8       Legal Enforceability..........................20
      Section 8.9       Brokerage Fees and Commissions................20
      Section 8.10      Expenses......................................20

EXHIBITS

    2.1A          Term Sheet with respect to the repurchase of
                    interest in GFC
    3.1A          Form of Operating LLC Agreement
    3.1B          Form of Merger Agreement
    3.1C          Form of Holdings LLC Agreement
    3.1D          Term Sheet with respect to the Services
                    Agreements
    3.1E          Form of Swap and Investment
                    Management Amendment
    3.1F          Form of Subordinated Loan Amendment
    3.1G          Form of the Annual Incentive Compensation
                     Plan of Management
    3.1H          Form of Registration Rights Agreement
    3.1I          Form of Guaranty Agreement
    6.1G          Form of Mutual Release
    6.1GY         Certain Agreements that will not be terminated
                    at Closing
    6.2C          Form of DLJ Fairness Opinion
    6.2D          Form of the Legal Opinion of Paul, Weiss,
                    Rifkind, Wharton & Garrison to the Company
    6.2E          Items to be addressed in the Legal Opinion
                    of Management's Counsel to GFC
    6.3C          Items to be addressed in the Legal Opinion
                    of Paul, Weiss, Rifkind, Wharton & Garrison to Management



          REORGANIZATION AGREEMENT dated February 24, 1997, between GRUNTAL FINANCIAL CORP., a Delaware corporation ("GFC"), and THE 1880 GROUP LLC, a Delaware limited liability company ("Management").

          The parties desire to enter into this Agreement for the purpose of setting forth the agreements of the parties with respect to certain transactions to be entered into by the parties as herein described. The parties intend that this Agreement be treated as a plan of liquidation within the meaning of section 332 of the Code (as defined below).

          Accordingly, the parties agree as follows:


                                     I
                                DEFINITIONS

          As used in this Agreement, the following terms have the following meanings:

          "Affiliate" means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "Alternative Proposal" means any bona fide proposal by a third party to enter into a transaction (whether involving the issuance of securities or otherwise) involving the recapitalization, reorganization or other restructuring of GFC or any of its Significant Subsidiaries, the sale of a substantial interest in GFC or any of its Significant Subsidiaries, or the sale or other disposition, by way of merger, sale of stock or assets, joint venture, or otherwise, of a substantial portion of the business of GFC or any of its Significant Subsidiaries, in each case, other than pursuant to the Transactions.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day that banking institutions in The City of New York are authorized or obligated by law or executive order to close.

          "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in capital stock of a corporation and any other equivalent ownership interest in a person other than a corporation.

          "Closing" has the meaning set forth in Section 3.2.

          "Closing Date" means March 24, 1997 or such other date, after the parties have confirmed to each other in writing that the conditions set forth in Article VI have been satisfied or waived, as the parties may mutually determine.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" means Home Holdings Inc., a Delaware corporation.

          "CRD" means Centre Reinsurance Dublin, a corporation organized and existing under the laws of Ireland.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GFC" has the meaning set forth in the introductory statement hereof.

          "GFC Subsidiaries" means, collectively, Gruntal & Co, Gruntal Management Inc., a Delaware corporation, and The GMS Group, Inc., a New York corporation.

          "Gruntal & Co" means Gruntal & Co. Incorporated, a Delaware corporation.

          "Gruntal & Co LLC" has the meaning set forth in Section 3.1(a).

          "Gruntal & Co LLC Agreement" has the meaning set forth in Section 3.1(a).

          "Gruntal & Co Subsidiaries" means, collectively, Gruntal Life Agency, Inc., a New York corporation, and Gruntal Insurance Agency, Inc., a Massachusetts corporation.

          "Gruntal & Co Subsidiary LLC" has the meaning set forth in
Section 3.1(a).

          "Gruntal & Co Subsidiary LLC Agreement" has the meaning set forth in Section 3.1(a).

          "Guaranty Agreement" has the meaning set forth in Section 3.1(i).

          "HI" means The Home Insurance Company, a New Hampshire domiciled property and casualty stock insurance company.

          "Holdings" has the meaning set forth in Section 3.1(c).

          "Holdings LLC Agreement" has the meaning set forth in Section
3.1(c).

          "Initial Senior Officers" has the meaning set forth in Section
5.6(a).

          "Insurance Regulators" has the meaning set forth in Section
5.3(b).

          "Insurance Regulatory Approvals" means the approvals of the Insurance Regulators necessary in order to consummate the Transactions, as set forth in Section 5.3(b).

          "Interim Dividend" has the meaning set forth in Section 6.2(f).

          "Investment Management Agreement" means the Investment Management Agreement dated June 12, 1995, among Centre Investment Services Limited, Zurich Centre Investments Limited, the Company, HI, U.S. International Reinsurance Company, The Home Insurance Company of Illinois and The Home Insurance Company of Wisconsin.

          "Lien" means any mortgage, pledge, security interest, lease, easement, servitude or similar encumbrance.

          "Lost Deferred Tax Assets" means the deferred tax assets, calculated in accordance with generally accepted accounting principles consistently applied with past practice, on the books of GFC immediately prior to the Closing.

          "Management" has the meaning set forth in the introductory statement hereof.

          "Management/GMS LLC" has the meaning set forth in Section 3.1(a).

          "Management/GMS LLC Agreement" has the meaning set forth in
Section 3.1(a).

          "Material Adverse Effect" means, with respect to any person, a material adverse effect on its financial condition or assets, taken as a whole.

          "Merger Agreement" has the meaning set forth in Section 3.1(b).

          "Non-Regulatory Consents" has the meaning set forth in Section
5.3(b).

          "NYSE" means the New York Stock Exchange, Inc.

          "Operating LLCs" means, collectively, Gruntal & Co LLC, the Management/GMS LLCs and the Gruntal & Co Subsidiary LLCs.

          "Operating LLC Agreements" means, collectively, the Gruntal & Co LLC Agreement, Management/GMS LLC Agreements, and Gruntal & Co Subsidiary LLC Agreements.

          "Other Regulatory Approvals" means the approvals of the Securities and Commodities Regulators necessary in order to consummate the Transactions, as set forth in Section 5.3(b).

          "person" means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

          "Portfolio Value Swap Agreement" means the Portfolio Value Swap Agreement dated as of June 12, 1995, as amended, between CRD, HI and certain Subsidiaries of HI.

          "Registration Rights Agreement" has the meaning set forth in
Section 3.1(h).

          "Repurchase" means the repurchase or conversion into debt securities of all of the issued and outstanding shares of Class B common stock of GFC as contemplated in Section 2.1(i) and (v).

          "SEC" means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities and Commodities Regulators" has the meaning set forth in Section 5.3(b).

          "Services Agreements" has the meaning set forth in Section
3.1(d).

          "Significant Subsidiary" means, a Subsidiary (including its Subsidiaries) of a person the net worth (calculated in accordance with generally accepted accounting principles consistently applied) of which Subsidiary equals or exceeds 25% of the consolidated net worth (calculated in accordance with generally accepted accounting principles consistently applied) of such person, as such consolidated net worth is set forth in the most recent available quarterly or annual financial statements of such person.

          "Subordinated Loan Amendment" has the meaning set forth in
Section 3.1(f).

          "Subsidiary" means, with respect to any person, any other person of which, at the time as of which any determination is being made, such first mentioned person or one or more of its Subsidiaries has, directly or indirectly, Voting Control.

          "Swap and Investment Management Amendment" has the meaning set forth in Section 3.1(e).

          "Transaction Documents" has the meaning set forth in Section 3.1.

          "Transaction Expenses" means, as of any date, the aggregate sum of all of the cost, fees and expenses paid or to be paid by Holdings pursuant to Section 8.10(a).

          "Transactions" has the meaning set forth in Section 3.1.

          "Value" has the meaning set forth in Section 5.5(a).

          "Voting Control" means, at any time, the ownership or control, whether direct or indirect, of outstanding shares of Capital Stock of a person that, at such time, have by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or persons performing similar functions) of such person (excluding voting power of the holders of preferred stock arising upon the occurrence of a contingency).


                                     II
                              THE TRANSACTIONS

          2.1 GFC Actions. At or prior to the Closing GFC shall: (i) offer to repurchase certain issued and outstanding shares of Class B common stock of GFC not beneficially owned by HI in accordance with the procedures and on the terms set forth in Exhibit 2.1A; (ii) form the Operating LLCs in accordance with the provisions of the Operating LLC Agreements and make the contributions required to be made therein; (iii) effect the merger of each GFC Subsidiary and Gruntal & Co Subsidiary with and into an Operating LLC in accordance with the provisions of the Merger Agreement; (iv) form Holdings; and (v) convert any remaining outstanding shares of Class B common stock of GFC into debt securities through a merger as set forth in
Exhibit 2.1A.

          2.2 Holdings. At the Closing, the parties shall enter into the Holdings LLC Agreement and make the contributions required to be made therein.


                                    III
                                THE CLOSING

          3.1 Transactions to Occur at the Closing. Subject to the terms and conditions of this Agreement, including, without limitation, Article VI hereof and the Transaction Documents, on the Closing Date the parties will execute and deliver, or cause their respective Affiliates to execute and deliver, the following:

               (a) (x) the Limited Liability Company Agreement (the "Gruntal & Co LLC Agreement") with respect to the formation of a Delaware limited liability company ("Gruntal & Co LLC"), (y) the Limited Liability Company Agreements (the "Management/GMS LLC Agreements") with respect to the formation of two Delaware limited liability companies (the "Management/GMS LLCs") and (z) the Limited Liability Company Agreements (the "Gruntal & Co Subsidiary LLC Agreements"), with respect to the formation of one Delaware limited liability company and one Massachusetts limited liability company (together, the "Gruntal & Co Subsidiary LLCs"), each substantially in the form of Exhibit 3.1A hereto;

               (b) the Merger Agreements (the "Merger Agreements"), between
(w) Gruntal & Co and the Gruntal & Co LLC, (x) each GFC Subsidiary (other than Gruntal & Co), or its successor by merger, and a Management/GMS LLC, and (y) each Gruntal & Co Subsidiary, or its successor by merger, and a Gruntal & Co Subsidiary LLC, each substantially in the form of Exhibit 3.1B hereto;

               (c) the Limited Liability Company Agreement (the "Holdings LLC Agreement") between GFC and Management with respect to the formation of Gruntal Financial, L.L.C. ("Holdings"), substantially in the form of
Exhibit 3.1C hereto;

               (d) the services agreements (the "Services Agreements") between Management and each of the Initial Senior Officers, each reflecting substantially the terms set forth in Exhibit 3.1D;

               (e) the amendment (the "Swap and Investment Management Amendment") to the Portfolio Value Swap Agreement and the Investment Management Agreement, substantially in the form of Exhibit 3.1E hereto;

               (f) the amendment (the "Subordinated Loan Amendment") to the subordinated loan arrangements between HI and each of GFC and Gruntal & Co, substantially in the form of Exhibit 3.1F hereto;

               (g) the Annual Incentive Compensation Plan of Management, substantially in the form of Exhibit 3.1G hereto;

               (h) the Registration Rights Agreement (the "Registration Rights Agreement") between Holdings and GFC, substantially in the form of
Exhibit 3.1H hereto;

               (i) the Guaranty Agreement from Gruntal & Co LLC (the "Guaranty Agreement"), substantially in the form of Exhibit 3.1I hereto; and

               (j) the mutual release referred to in Section 6.1(g).

The foregoing agreements listed in this Section 3.1 are referred to, together with this Agreement, collectively as the "Transaction Documents" and the transactions contemplated by any such Transaction Documents, the "Transactions."

          The parties will also enter into, execute and deliver, or cause their respective Affiliates to enter into, execute, deliver and file, such other instruments, opinions, certificates and other documents as are provided for under the terms of this Agreement and the Transaction Documents to be entered into, executed, delivered and filed at the Closing, including the certificates of formation with respect to Holdings and the Operating LLCs, and the certificates of merger with respect to the mergers contemplated by the Merger Agreements.

          3.2 Closing. The closing of the Transactions to occur on the Closing Date (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, or at such other time and place as the parties hereto may mutually agree. All the Transactions to occur under this Agreement and the Transaction Documents on the Closing Date shall be deemed to occur simultaneously on the Closing Date.


                                     IV
                       REPRESENTATIONS AND WARRANTIES

          4.1  Mutual. Each party represents and warrants to the other:

               (a) It is an organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect.

               (b) Each of it and each of its Subsidiaries that is or shall be a party to any of the Transaction Documents has all requisite organizational capacity, power and authority to execute and deliver such Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the other Transaction Documents by it or such Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational proceedings (including stockholders' or members' approval where required) and no other organizational proceedings on its or such Subsidiary's part are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the other Transaction Documents, when executed by it or such Subsidiary, will be, duly and validly executed and delivered by it or such Subsidiary and this Agreement is, and such other Transaction Documents will be, its or such Subsidiary's valid and binding obligations, enforceable against it or such Subsidiary in accordance with the terms hereof or thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

               (c) Except for the Insurance Regulatory Approvals, the Other Regulatory Approvals, the Non-Regulatory Consents, any applicable requirements of the Exchange Act, and as contemplated by this Agreement and the Transaction Documents, neither the execution and delivery of this Agreement or the Transaction Documents (to the extent it or one of its Subsidiaries is a party thereto) nor the consummation by it or such Subsidiary of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of its or such Subsidiary's charter document, (ii) require on its or such Subsidiary's part any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or any third party, (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of payment, or to the creation of a Lien) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract, instrument or obligation to which it or such Subsidiary is a party or by which it or such Subsidiary or any of its or such Subsidiary's properties or assets may be bound or (iv) violate any award of any arbitrator or any order, writ, injunction, decree, statute, rule or regulation applicable to it or such Subsidiary or any of its or such Subsidiary's properties or assets, except for such filings, permits, authorizations, consents, approvals, defaults, rights or violations under clauses (ii), (iii) and (iv) above which, or the failure to obtain which, (A) would not in the aggregate have a Material Adverse Effect and (B) would not materially and adversely affect its or such Subsidiary's ability to consummate the transactions contemplated hereby or by the other Transaction Documents to which it or such Subsidiary is a party.

               (d) Any securities being acquired by it in connection with the transactions contemplated hereby are being acquired by it for investment purposes only and not with a view to the distribution thereof.

          4.2 Management. Management represents and warrants that it is entering into the transactions contemplated hereby based upon its own knowledge and investigation of the GFC's business and is not relying upon any representation or warranty of GFC (except as set forth in this Article
IV), or any of GFC's officers, directors, employees, agents or advisors, nor upon the accuracy of any record, projection or statement made available or given to Management in the performance of such investigation or otherwise. Without limiting the generality of the foregoing, Management acknowledges that neither GFC nor any of its Affiliates has made any representation or warranty to Management with respect to: (i) any projections, estimates or budgets heretofore delivered or made available to Management regarding future revenues, expenses, results of operations, transactions or the financial condition of GFC or (ii) any other information or documents made available to Management or its counsel, accountants or advisors.

          4.3 GFC. GFC represents and warrants to Management that HI owns, beneficially and of record, all of the Class A Common Stock of GFC, free and clear of any Liens and GFC owns, beneficially and of record, directly or indirectly, all of the outstanding capital stock of each of the GFC Subsidiaries and the Gruntal & Co Subsidiaries, free and clear of any Liens.


                                     V
                                 COVENANTS

          5.1 Alternative Proposal. Neither GFC nor any of its Affiliates shall, nor shall GFC or such Affiliate authorize any of their respective representatives or agents directly or indirectly to, (i) solicit, or enter into, commence or participate in any discussions or negotiations with any person (other than Management) that indicates an interest in effecting, an Alternative Proposal or execute a letter of intent, agreement in principle or definitive agreement with respect to an Alternative Proposal or (ii) in connection with any Alternative Proposal, furnish, or cause to be furnished, to any such person any information concerning the business, financial condition, results of operations, operations, properties or assets of GFC or any of its Subsidiaries. If GFC, its Affiliates, and their respective representatives and agents shall have acted as contemplated by the immediately preceding sentence and any person shall submit an unsolicited Alternative Proposal to GFC, the Company or HI, GFC shall promptly notify Management of the terms and conditions of such Alternative Proposal, including the identity of such person. After such notification GFC may (A) upon the execution and delivery by such person of a confidentiality agreement containing such restrictions as are customary in such type of transactions, furnish, or cause to be furnished, to such person any information reasonably requested concerning the business, financial condition, results of operations, operations, properties or assets of GFC or any of its Subsidiaries, (B) enter into, commence or participate in any discussions or negotiations with such person, or execute a letter of intent, agreement in principle or definitive agreement with such person, and (C) at any time by notice to Management terminate this Agreement if the Board of Directors of GFC determines in its good faith judgment, based on the advice of its financial and legal advisors, that (x) the Board of Directors of GFC, the Company or HI has a fiduciary duty under applicable law to take such action, (y) the Alternative Proposal represents a higher value for GFC than the Transactions or (z) the Insurance Regulators have informed GFC, the Company or HI that such Insurance Regulators have determined that it is in the interest of HI and its policyholders for GFC to effect the Alternative Proposal rather than to consummate the Transactions.

          5.2 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, executing any additional instruments necessary to consummate the transactions contemplated hereby or thereby). In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the parties hereto will cause its proper officers and directors to use all reasonable efforts to take all such necessary action.

          5.3 Consents.

               (a) Each of the parties shall cooperate, and use all reasonable efforts, in as timely a manner as is reasonably practicable, to make all filings and applications, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other persons may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any governmental or regulatory entity or any other information supplied by such party to a governmental or regulatory entity in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby.

               (b) The parties shall cooperate (i) to obtain all approvals (the "Insurance Regulatory Approvals") of any insurance regulatory authority required in connection with the consummation of the Transactions ("Insurance Regulators"); (ii) to obtain all approvals (the "Other Regulatory Approvals") of any securities or commodities regulatory authority (including the SEC, the NYSE, the National Futures Association and the National Association of Securities Dealers, Inc.) required in connection with the consummation of the Transactions, including the transactions contemplated by the Subordinated Loan Amendment (the "Securities and Commodities Regulators"); (iii) to obtain all consents, waivers or approvals (the "Non-Regulatory Consents") of any person required in connection with the consummation of the Transactions; and (iv) to make all filings and applications necessary to consummate the Transactions.

               (c) The parties will keep each other advised of any material communications with or requests received (in writing or orally) from any Insurance Regulator or Securities and Commodities Regulator concerning the Insurance Regulatory Approvals or the Other Regulatory Approvals, respectively.

          5.4 Public Announcements. The parties will keep all non-public information regarding the Transactions confidential and will consult with each other before issuing any press release or making any public filing with respect to the Transactions and shall not issue any such press release or make any such public filing prior to such consultation, except as may be required by law.

          5.5  Tangible Book Value.

               (a) Management shall prepare (i) an unaudited consolidated statement of financial condition of GFC as of the Closing Date, (ii) an unaudited consolidated income statement of GFC for the period from January 1, 1997 to the Closing Date, (iii) a schedule calculating tangible book value (the "Value") of GFC as of the Closing Date, which Value shall be based on, and shall be brought forward to the Closing Date from, the tangible book value of GFC as calculated from the audited financial statements for GFC for the period ending December 31, 1996, without giving effect to the Transactions consummated on the Closing Date, and shall set forth the calculation of the Value in reasonable detail. For the avoidance of doubt, Value shall not reflect or give effect to the Interim Dividend or Transaction Expenses, but shall include the Lost Deferred Tax Assets.

               (b) As soon as reasonably practicable, but no later than the date five Business Days prior to the proposed Closing Date, Management shall deliver to GFC an interim set of the statements and schedule referred to in Section 5.5(a). In preparing such interim set of statements and schedule, Management shall be entitled to rely on and use such estimates and projections as Management considers reasonably necessary to prepare the statements and the schedule and to calculate the Value as of the Closing Date.

               (c) Within ten Business Days after the Closing Date, Management shall deliver to GFC a final set of the statements and schedule referred to in Section 5.5(a).

               (d) The Value, as set forth on the schedule delivered pursuant to Section 5.5(c), shall become final and binding on the parties hereto on the date which is 20 calendar days after Management has delivered such schedule to GFC, unless GFC objects by notification in writing to Management prior to the end of such 20 calendar day period, which objection shall set forth in reasonable detail the basis of such objection.

               (e) The parties shall use their best efforts to reach an agreement on the amount of the Value after the delivery of such objection. If such agreement cannot be reached within 10 calendar days after the delivery of such objection, GFC and Management shall appoint Coopers & Lybrand, or another nationally recognized accounting firm, to determine the Value. The Value so determined by such Person shall be final and binding on the parties hereto. The parties shall cause the fees and expenses of such Person to be borne by Holdings.

               (f) Within three Business Days after the determination of the Value has become final and binding on the parties hereto: (A) if the sum of (i) $160 million, (ii) the Interim Dividend and (iii) the aggregate Transaction Expenses paid or to be paid by Holdings pursuant to Section 8.10(a) is less than such Value, then Management shall cause Holdings to pay HI an amount equal to the difference between such Value and such sum; and (B) if such sum is greater than such Value, then GFC shall pay to Holdings an amount equal to the lower of (i) the Interim Dividend and (ii) the difference between such sum and such Value.

          5.6  Miscellaneous.

               (a) On or prior to the date five Business Days prior to the proposed Closing Date, Management shall deliver to GFC the list of names of a group of individuals (the "Initial Senior Officers") not more than seven, who are proposed to be the initial senior officers of Holdings, together with their proposed titles or positions in Holdings.

               (b) Management shall use its reasonable best efforts to cause Gruntal & Co (or Gruntal & Co LLC, as the case may be) to enter into a brokerage clearing agreement with Kennedy Cabot as soon as reasonably practicable, and shall at all times keep GFC apprised of the status and progress of the negotiation and execution of such agreement, including furnishing GFC with the initial draft of such agreements and related documents and any subsequent draft substantially different from a draft previously delivered.

               (c) The parties agree that, after the Closing, the Lost Deferred Tax Assets shall not be reflected in the financial statements or reports, or otherwise be carried on the books and records, of Holdings.


                                     VI
                           CONDITIONS TO CLOSING

          6.1 Conditions to Each Party's Obligation to Effect the
Transactions. The respective obligation of each party to effect the transactions comprising the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) No statute, rule or regulation (but not including any statute, rule or regulation that is an Insurance Regulatory Approval or an Other Regulatory Approval), or order, decree, or injunction enacted, entered, promulgated or enforced by any court or governmental authority shall be in effect which prohibits or restricts the consummation in any material respect of the Transactions to be consummated on the Closing Date;

               (b) The Insurance Regulatory Approvals and the Other Regulatory Approvals shall have been obtained on terms reasonably satisfactory to each of the parties hereto;

               (c) The Value set forth in the interim schedule delivered to the parties pursuant to Section 5.5(b), minus Transaction Expenses estimated pursuant to Section 6.2(f)(y), shall have been not less than $160 million;

               (d) The Lost Deferred Tax Assets set forth in the interim statements and schedule delivered to the parties pursuant to Section 5.5(b) shall not have been greater than $11 million;

               (e) All intercompany indebtedness from GFC and its Subsidiaries, on the one hand, to the Company and HI, on the other hand, in excess of the principal amount set forth in the Subordinated Loan Amendment shall have been extinguished, canceled, terminated or otherwise paid in full, and all tax sharing or other similar agreements between the Company and HI, on the one hand, and GFC and its Subsidiaries, on the other, shall have been terminated;

               (f) The Services Agreements, Swap and Investment Management Amendment and the Subordinated Loan Amendment shall each have been executed and delivered and become effective;

               (g) Holdings, Management, Gruntal & Co LLC, each Gruntal & Co Subsidiary LLC and each Management/GMS LLC, on the one hand, and the Company, HI and GFC and their respective Subsidiaries, on the other, shall have entered into a mutual release, substantially in the form of Exhibit 6.1G hereto, irrevocably releasing the other from any and all obligations or liabilities owed to it, other than the obligations and liabilities under
(x) this Agreement and the other Transaction Documents and (y) the agreements or instruments set forth in Exhibit 6.1GY; and

               (h) The conditions to closing under each of the Transaction Documents to be satisfied as of the Closing Date shall have been satisfied or waived by the parties thereto.

          6.2 Conditions to the Obligation of GFC. The obligation of GFC to effect the Transactions is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

               (a) The representations and warranties made to GFC in this Agreement and the other Transaction Documents to which it is party shall be true and correct in all material respects as of the date when made, and at and as of the Closing Date as if made at and as of such time;

               (b) Management shall have performed in all material respects its obligations under this Agreement and the other Transaction Documents to which it is a party required to be performed by it at or prior to the Closing Date pursuant to the terms hereof and thereof;

               (c) GFC shall have received a copy of a fairness opinion, addressed to it, the Company and HI, substantially in the form of Exhibit 6.2C hereto, from Donaldson, Lufkin & Jenrette Securities Corp., to the effect that the consideration to be received by HI is fair from a financial point of view; and the Board of Directors of the Company shall have determined, based on a report from Donaldson, Lufkin & Jenrette Securities Corp. of the terms on which unaffiliated third parties have offered to Donaldson, Lufkin & Jenrette Securities Corp. to enter into transactions comparable to the Swap and Investment Management Amendment, that the terms of the transactions contemplated by the Swap and Investment Management Amendment are no less favorable to GFC and HI than would be obtainable at the time for a comparable transaction on an arm's-length basis from an unrelated third party;

               (d) GFC shall have received a copy of a legal opinion, addressed to the Board of Directors of the Company, substantially in the form of Exhibit 6.2D hereto, from Paul, Weiss, Rifkind, Wharton & Garrison;

               (e) GFC shall have received copies of the legal opinion, from Debevoise & Plimpton and the general counsel of Gruntal & Co, addressing the items set forth in Exhibit 6.2E hereto;

               (f) HI shall have received a cash dividend (the "Interim Dividend") from GFC in an amount equal to the excess, if any, of (x) the Value set forth in the schedule delivered by Management pursuant to Section 5.5(b) over (y) the sum of $160 million and the Transaction Expenses reasonably estimated to be paid or borne by Holdings pursuant to Section 8.10(a);

               (g) The Registration Rights Agreement shall have been executed and delivered by Holdings;

               (h) The Non-Regulatory Consents (other than those the failure to obtain would not have a Material Adverse Effect) applicable to the Transactions contemplated by the Transaction Documents to which GFC or any of its Affiliates is a party shall have been obtained on terms reasonably satisfactory to GFC;

               (i) The employment arrangements between the Initial Senior Officers and GFC or its Affiliates, and related documents, including the letter of credit from The Bank of New York dated February 14, 1996 with respect to the employment agreement of Lee Fensterstock, and the guaranty dated November 16, 1995 by HI, the Company and Zurich Centre Investments Limited, a Bermuda corporation, with respect to the employment agreement of Robert Rittereiser, shall each have been terminated;

               (j) HI shall have received a funding commitment from Zurich Centre Investments Limited with respect to the Swap and Investment Management Amendment, similar to the funding commitment HI received with respect to the Portfolio Value Swap Agreement;

               (k) The Annual Incentive Compensation Plan shall have been adopted by Management;

               (l) Such directors and officers of GFC as GFC may request shall have resigned and such resignation shall have become effective; Management shall have delivered the corporate books and records of GFC to GFC; and

               (m) Management shall have furnished GFC with such certificates and other documents evidencing the fulfillment of the conditions set forth in this Section 6.2 as GFC may reasonably request.

          6.3 Conditions to the Obligations of Management. The obligations of Management to effect the Transactions are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

               (a) The representations and warranties of GFC contained in this Agreement and the Transaction Documents shall be true and correct in all material respects as of the date when made, and at and as of the Closing Date as if made at and as of such time;

               (b) GFC shall have performed in all material respects its obligations under this Agreement and the Transaction Documents required to be performed by it at or prior to the Closing Date pursuant to the terms hereof or thereof;

               (c) Management shall have received copies of the legal opinion from Paul, Weiss, Rifkind, Wharton & Garrison, addressing the items set forth in Exhibit 6.3C;

               (d) Management shall have received a certificate from HI, representing and warranting that, to HI's knowledge, without any investigation or verification thereof, upon the consummation of the Transactions at the Closing as provided for in this Agreement, (i) each of the Gruntal & Co Subsidiary LLCs will acquire good and valid title to all of the assets of the respective Gruntal & Co Subsidiary, (ii) each of the Management/GMS LLCs will acquire good and valid title to all of the assets of the respective GFC Subsidiary, (iii) Gruntal & Co LLC will acquire good and valid title to all of the assets of Gruntal & Co and (iv) Holdings will acquire good and valid title to GFC's membership interests in Gruntal & Co LLC and each of the Management/GMC LLCs, in each case, free and clear of any Lien other than any liabilities arising in the ordinary course of business of GFC or the relevant Subsidiary;

               (e) The Guaranty Agreement shall have been executed and delivered by Gruntal & Co LLC; and

               (f) GFC shall have furnished Management with such certificates and other documents evidencing the fulfillment of the conditions set forth in this Section 6.3 as Management may reasonably request.


                                    VII
                       TERMINATION; AMENDMENT; WAIVER

          7.1  Termination.

               (a) This Agreement may be terminated and abandoned at any time prior to the Closing Date:

                    (i) by mutual written consent of the parties hereto;

                    (ii) by either party hereto upon notice to the other, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions intended to occur on the Closing Date and such order, decree, ruling or other action shall have become final and non-appealable;

                    (iii) by either party hereto upon notice to the other, if the Closing Date shall not have occurred by August 24, 1997 and the failure of the Closing to occur is not due to the material breach of any material covenant or agreement on the part of such party set forth in this Agreement or any of the Transaction Documents; and

                    (iv) by GFC pursuant to Section 5.1.

          7.2  Effect of Termination.

               (a) In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Sections 5.4, 7.2, 8.3, 8.4, 8.9 and 8.10(b).

               (b) Without limiting the effects of Section 7.1(a), upon any termination or abandonment of this Agreement prior to the consummation of the Transactions, pursuant to Section 7.1(a) or otherwise, or any complete setting aside or unwinding of the Transactions at any time, nothing herein or in any other Transaction Documents shall terminate or otherwise affect, or be deemed to terminate or otherwise affect, any of the rights and obligations of the parties hereto or their Affiliates existing prior to the execution or delivery of this Agreement, or prior to the consummation of the Transactions, including the rights and obligations of the Initial Senior Officers under their existing employment agreements and related documents with GFC or its Affiliates. It is the intention of the parties hereto that if, following consummation, the Transactions are partially set aside or unwound, the Initial Senior Officers shall be restored to a position neither worse nor better than their current position with respect to GFC and its Affiliates, including their rights and obligations under their existing employment agreements and related documents with GFC or its Affiliates.

               (c) Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement.

          7.3 Amendments and Waivers. The provisions of this Agreement may not be changed or modified, except by an agreement in writing signed by the parties hereto. The provisions of this Agreement may not be waived or discharged, except by an agreement in writing signed by the party against whom enforcement of any waiver or discharge is sought.


                                    VIII
                               MISCELLANEOUS

          8.1 Survival. The representations and warranties made in
Article IV hereof shall not survive the Closing.

          8.2 Entire Agreement. This Agreement (including the exhibits and the agreements and other documents referred to herein, including, without limitation, the other Transaction Documents) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

          8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed effective or given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a recognized courier service or an affidavit of the messenger when delivered by hand or (c) the expiration of seven calendar days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)   If to GFC, to:

                     Gruntal Financial Corp.
                     c/o The Home Insurance Company
                     59 Maiden Lane
                     New York, New York 10038
                     Telephone:  (212) 530-6600
                     Telecopy:  (212) 530-6143
                     Attention:  General Counsel

                     With copies to:

                     Skadden, Arps, Slate, Meagher & Flom, LLP
                     919 Third Avenue
                     New York, New York 10022
                     Telephone: (212) 735-3000
                     Telecopy:  (212) 735-2000
                     Attention:  Bertil Lundqvist, Esq.

                     Paul, Weiss, Rifkind, Wharton & Garrison
                     1285 Avenue of the Americas
                     New York, New York 10019-6064
                     Telephone: (212) 373-3000
                     Telecopy:   (212) 757-3990
                     Attention: Albert P. Hand, Esq.

               (b)   If to Management, to:

                     Robert P. Rittereiser
                     Chairman of the Board and CEO
                     Gruntal & Co., Incorporated
                     Fourteen Wall Street
                     New York, New York 10005-2176

                     With copies to:

                     Joanne T. Marren, Esq.
                     Executive Vice President
                       and General Counsel
                     Gruntal & Co., Incorporated
                     Fourteen Wall Street
                     New York, New York 10005-2176

                     Debevoise & Plimpton
                     875 Third Avenue
                     New York, NY  10022
                     Telephone: (212) 909-6775
                     Telecopy:  (212) 909-6836
                     Attention: Michael W. Blair, Esq.

          8.5 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party, except that (i) any party may assign its rights (but not its obligations) hereunder and under the Transaction Documents to one or more of its wholly owned Subsidiaries and (ii) GFC may at any time assign its rights and obligations hereunder and under the other Transaction Documents to HI or any other wholly owned Subsidiary of HI. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          8.7 Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          8.8 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          8.9  Brokerage Fees and Commissions.

               (a) GFC represents and warrants to Management that no person (other than Donaldson, Lufkin & Jenrette Securities Corp.) is entitled to receive from it or its Affiliates any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or any of the transactions contemplated hereby.

               (b) Management represents and warrants to GFC that no person is entitled to receive from it any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or any of the transactions contemplated hereby.

          8.10 Expenses.

               (a) The parties shall cause Holdings to bear all expenses in connection with the negotiation and consummation of the Transactions, including $4,361,537 incurred or made in connection with the Repurchase, and the fees and expenses of the legal and financial advisers incurred, paid or reimbursed by the parties participating in the negotiation and consummation of the Transactions and their Affiliates (including the fees and expenses of (i) Chadbourne & Parke LLP, Debevoise & Plimpton, Skadden, Arps, Slate, Meagher & Flom, LLP and Paul, Weiss, Rifkind, Wharton & Garrison and (ii) Lazard Freres & Co., Donaldson, Lufkin and Jenrette Securities Corp. and Merrill Lynch & Co.).

               (b) If this Agreement is terminated and the Transactions are not consummated, GFC shall bear all fees and expenses (including those of the advisers named in Section 8.10(a)) incurred, paid or reimbursed by the parties and their Affiliates in connection with the negotiation of this Agreement and the attempted consummation of the Transactions.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                              GRUNTAL FINANCIAL CORP.

                              By  /s/ Robert P. Rittereiser
                                 --------------------------
                                 Name:
                                 Title:


                              THE 1880 GROUP LLC

                              By  /s/ Robert P. Rittereiser
                                 --------------------------
                                 Name:
                                 Title: